UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM SB-2 Registration Statement under the Securities Act of 1933

	HEAVY METAL, INC.
(Name of Small Business Issuer in its Charter)

NEVADA	1090	26-0444290

(State or Jurisdiction of Incorporation	(Primary Standard Industrial	(I.R.S. Employer
or Organization)	Classification Code Number)	Identification No.)

9457 215A Street Langley, British Columbia V1M 2A5 Canada Tel: 604-787-1398 (Address and telephone number of principal executive offices)

Incorp Services, Inc.
3155 E. Patrick Lane, Suite 1
Las Vegas, Nevada 89120-3481 USA
Tel: 702-866-2500
(Name, address and telephone number of agent for service)

With a copy to: Bacchus Corporate and Securities Law 925 West Georgia Street, Suite 1820 Vancouver, British Columbia V6C 3L2 Canada
Tel 604-632-1700 Fax 604-632-1730

Approximate Date of Proposed Sale to the Public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. ☐

1

		Proposed
Title of Each Class of	Amount to be	Maximum	Proposed Maximum	Amount of
Securities to be	Registered	Offering Price	Aggregate Offering	Registration Fee
Registered		per Share(1) ($)	Price ($)	($)

Shares of Common Stock,	10,100,000	0.05	505,000.00	15.50
par value $0.001

Total Fee Due				15.50

1	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

HEAVY METAL, INC.

10,100,000 SHARES COMMON STOCK

This Prospectus relates to the resale by selling shareholders of up to 10,100,000 shares of our common stock currently outstanding, including 3,350,000 shares held by David Harapiak, our Chief Executive Officer and Chief Financial Officer.

Approximately 33 of our shareholders are offering shares of our common stock to the public by means of this Prospectus.

The selling shareholders will sell at an initial price of $0.05 per share until our shares are quoted on FINRA’s OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders. We will incur all costs associated with this registration statement and prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchaser in this offering may be receiving an illiquid security.

An investment in our common stock is speculative. See the heading entitled "Risk Factors" below.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

HEAVY METAL, INC.

Table of Contents

6
Summary Information and Risk Factors	6
Use of Proceeds	15
Determination of Offering Price	16
Dilution	16
Sales by Selling Shareholders	16
Selling Shareholders	17
Legal Proceedings	19
Directors, Executive Officers, Promoters, and Control Persons	19
Security Ownership of Certain Beneficial Owners and Management	21
Changes in Control	21
Description of Securities	22
Shares Eligible for Future Sale	22
Interest of Named Experts and Counsel	23
Reports to Security Holders	24
Indemnification	24
Description of Business	24
Description of Property	29
Management’s Discussion and Analysis or Plan of Operation	35
Market for Common Equity and Related Stockholder Matters	40
Executive Compensation	41
Certain Transactions and Related Parties	41
Financial Statements	42
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	38
Dealer Prospectus Delivery Obligation	38

HEAVY METAL, INC.

Summary Information and Risk Factors

Our Business

We are a startup mineral exploration company focused on the acquisition and development of a portfolio of uranium properties. We have had no revenues as of the end of our most recent fiscal year and we have only recently begun limited operations.

Our principal offices are located at 9457 215A Street, Langley, British Columbia V1M 2A5. Our telephone number is 604-787-1398. Our fiscal year end is July 31.

We are engaged in the acquisition and exploration of uranium potential mineral properties.

Spreckley Lake Property, Athabasca Basin, Saskatchewan

On July 27, 2007 we entered into an agreement with Savvoy Exploration, Inc. wherein we purchased from Savvoy mineral rights and interests in a uranium prospect property commonly known as the Spreckley Lake property. The property is comprised of approximately 614 hectares of land located in the Athabasca Basin, Northern Saskatchewan, Canada. The mineral rights we purchased give us the right to explore, mine and produce all minerals lying beneath the surface of the property.

At this time our plan of operation is to explore for uranium on the Spreckley Lake property. If we discover that the property holds potential for other minerals for which our management believe exploration is warranted, then we will we will include in our plan of operation exploration for those minerals.

The Spreckley Lake property does not have any proven mineral reserves. We will be required to extensively explore the current leases and our claim in order to determine if any uranium in commercially viable quantities is present. The purchase price paid to Savvoy for the property was $16,000 and the property was transferred to us on July 27, 2007 and all appropriate documents reflecting the transfer were filed with the Government of Saskatchewan.

We are required to pay annual fees to the Government of Saskatchewan of approximately $12 per hectare per year, which amounts to approximately $7,368 per year to maintain an interest in the Spreckley Lake property.

Besides the Spreckley Lake property, we are looking to acquire other selective early stage uranium properties in North America. Our specific exploration plan, together with information regarding the location and access, history of operations, present condition and geology of the Spreckley Lake property, is presented in this Prospectus under the heading “Description of Property.”

We are an exploration stage company. All our mining activities are at the exploration stage and there is no assurance that the Spreckley Lake property contains a commercially exploitable quantity of uranium. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining the property is determined. We plan to undertake such further exploration, however we anticipate that we will require significant additional financing in order to do so, and there is no assurance that we will be able to obtain the necessary financing in the future. Even if we do obtain the financing, there is no assurance that further exploration will result in a final evaluation that significant mineral deposits exist at the property or any other properties that we may acquire. We anticipate spending approximately $500,000 in exploration expenses on the property over the next 12 months, beginning November 2007.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We do not anticipate generating revenues in the near future even if an exploration program indicates that a mineral deposit may exist on any of our potential properties. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

The Offering

The 10,100,000 common shares for sale in this Prospectus represent approximately 60% of our issued and outstanding stock. Both before the offering, David Harapiak, our Chief Executive Officer, Chief Financial Officer and sole director, owns a total of 10,000,000 shares which is approximately 60% of our issued and outstanding stock. After the offering, if he sells all 3,350,000 shares he is registering in this Prospectus, he will have 6,650,000 shares which would be approximately 40% of our issued and outstanding stock.

Securities Offered:                                                                                      10,100,000 common shares (including 3,350,000 shares controlled by David Harapiak, our director, Chief Executive Officer and Chief Financial Officer)

Initial Offering Price:                                                                                    The $0.05 per share initial offering price of our common stock was determined by our Board of Directors, based on several factors including our capital structure and the background of our management.
                                                                                                                 After the initial offering price, the offering price will be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares to be Sold in this Offering:                                  None

Securities Issued and to be Issued:

16,750,000 shares of common stock are issued and outstanding as of October 31, 2007. We have no outstanding warrants, options, or other derivative securities. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered. We have applied to the FINRA’s OTC Bulletin Board for the trading of our common stock. A market maker, Spartan Securities, has made an application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the FINRA’s OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Shareholders.

The above information regarding common stock to be outstanding after the offering is based on 16,750,000 shares of our common stock outstanding as of October 31, 2007.

Financial Condition

All of the references to currency in this filing are to US Dollars, unless otherwise noted.

From inception to July 31, 2007, we have incurred a loss of $17,791. Our current assets exceeded our current liabilities by $33,459 as of July 31, 2007. Despite our liquidity, our auditors have stated in their review of our annual financial statements dated July 31, 2007 that the fact that we have not generated any revenue, have had an accumulated loss since inception and will need additional equity financing to begin realizing its business plan, raises substantial doubt about our ability to continue as a going concern.

We will need additional working capital to continue or to be successful in any future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objectives. We are seeking equity financing to raise the necessary working capital. As of July 31, 2007, we had cash of $34,000 in our bank accounts. We expect to require $682,368 in financing to continue our planned operations for the next year, beginning November 2007 (less any available cash in the bank at the time) to cover the following expenses:

Description of Expense	Amount

Exploration of Spreckley Lake property	$500,000

Annual maintenance charges on the property	$7,368

Obtaining interests in other mining rights	$25,000

General and Administrative Expenses	$100,000

Offering Expenses (including legal, accounting and auditing fees)	$50,000

Total	$682,368

Financial Summary Information

The following table sets forth selected financial information, which should be read in conjunction with the information set forth under the section entitled "Management’s Discussion and Analysis" and our financial statements and related notes included elsewhere in this Prospectus.

Income Statement Data

Period from
June 27, 2007
(Date of Inception)
to July 31,
2007

($)

Revenue	0

Expenses	17,791

Net Loss	(17,791)

Loss per	-
Common Share

Balance Sheet Data

July 31, 2007
($)

Total Current Assets	34,000

Total Current Liabilities	541

Total Stockholders’ Equity	33,459

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock. Throughout this Prospectus and Registration Statement, when we state "we", "us", "our”, the “Company” or "Heavy Metal" we are referring to Heavy Metal, Inc.

Any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Operating Results

1. If we do not obtain additional financing, our business plan will fail, which could prevent us from becoming profitable.

As of July 31, 2007, we had cash in the amount of $34,000 in our bank accounts. Our business plan calls for us to spend $682,368 during the twelve months beginning November 2007, which includes amounts we plan to spend in exploring the Spreckley Lake property, additional amounts we intend to spend on acquiring other mineral properties, and all of our general and administrative expenses. Based on our cash position as of July 31, 2007, we will require additional financing in the approximate amount of $648,909 in order to complete our plan of operations for the next twelve months. We intend to carry out capital raising activities in early 2008. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

2. Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claim, we will fail and you will lose your entire investment in this offering.

3. We lack an operating history and there is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We incurred a net loss of $17,791 from our inception on June 27, 2007 to July 31, 2007, and have no revenues to date. Our long term ability to continue exploration and start the development of our mineral claim is dependent upon our ability to obtain financing. We expect to incur operating losses in the future resulting from exploration and development of our mineral claim. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

4. Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail, and you could lose your entire investment.

We have not yet started exploration of our mineral claim, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of uranium or other valuable minerals on our mineral claim. You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of uranium or other minerals in any our mineral claim. In such a case, we may be unable to continue operations, and you could lose your entire investment.

5. Because of the risks inherent in mining exploration, there is a substantial risk that the business may not be profitable.

You should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral property that we plan to undertake.

Key factors that could delay completion of our exploration program beyond the projected timeframes include the following:

(a)	poor availability of drill rigs due to high demand; and

(b)	our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;

(b)	increased costs for contract geologists and geochemical sampling crews due to increased demand in the areas of our mining interests; and

(c)	increased drill rig and crew rental costs due to high demand in the areas of our mining interests.

Any of these factors, individually or as a group, may prevent us from being profitable.

6. Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business, which could cause us to liquidate our assets and go out of business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of our mineral claim, we may become subject to liability for such hazards, including pollution, cave-ins, lost circulations, stuck drill steel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

7. If we discover commercial reserves of uranium on our mineral property, we can provide no assurance that we will be able to successfully advance the mineral claim into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our current mineral property does not contain any known bodies of ore. If our exploration program is successful in establishing ore of commercial tonnage and grade on our mineral claim, we will require additional funds in order to advance the mineral claim into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, and we may be unable to generate revenue.

8. Because access to our mineral claim is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts, which could increase our operating expenses and prevent us from being profitable.

Access to our mineral claim may be restricted in the winter months. Inclement weather may result in significant delays in exploration efforts and may increase the costs of exploration, with the result that we may not be able to complete our exploration program within the anticipated time frames or within our anticipated budgets, which could increase our operating expenses and prevent us from being profitable.

9. As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations as contained in Canada and the Province of Saskatchewan as we carry out our exploration program. We will be required to prove our compliance with environmental and workplace safety laws, regulations and standards by submitting receipts showing the purchase of equipment used for workplace safety of the prevention of pollution or the undertaking of environmental remediation projects before we are able to obtain drilling permits. We will also be required to pay mining taxes to the Canadian government. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. These factors could prevent us from becoming profitable.

10. We face competition from other mining companies for access to mining equipment, crews and geologists. Our inability to obtain labor and equipment could prevent us from completing our exploration program, which could prevent us from achieving revenues.

We plan to complete an exploration program for which we will need drill rigs and other equipment, contract geologists, and crews to operate the equipment. We have not yet entered into any agreements with services companies to provide us access to a drilling rig or a drilling crew in Saskatchewan. We face competition from other mining companies for access to mining equipment, crews and geologists. Currently, in Canada, there are large numbers of companies competing to obtain the services of rigs and crews. There are inadequate rigs to meet the demand and the owners of the rigs often give preference to larger drilling programs than that which we plan to carry out. If we are unable to obtain mining equipment and labor on commercially reasonable terms, this could increase our operating costs. If we are unable to obtain mining equipment or labor we will not be able to complete our exploration program and we may not be able to achieve revenues.

11. We face strong competition from other mining companies for the acquisition of new properties. If we are unable to acquire new properties, we may not be able to generate significant revenues.

We intend to replace and expand by acquiring new properties. In addition, there is a limited supply of desirable mineral lands available in the US and Canada and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable. If we are unable to acquire new properties, we may not be able to generate significant or any revenues.

12. We face competition from other mining companies for access to mining equipment, crews and geologists. Our inability to obtain labor and equipment could prevent us from completing our exploration program, which could prevent us from achieving revenues.

We plan to carry out an exploration program for which we will need drill rigs and other equipment, contract geologists, and crews to operate the equipment. We have not yet entered into any agreements with service companies to provide us with access to a drilling rig or a drilling crew. We face competition from other mining companies for access to mining equipment, crews and geologists. There are large numbers of companies competing to obtain the services of rigs and crews. There are inadequate rigs to meet the demand and the owners of the rigs often give preference to larger drilling programs than that which we plan to carry out. If we are unable to obtain mining equipment and labor on commercially reasonable terms, this could increase our operating costs. If we are unable to obtain mining equipment or labor we will not be able to complete our exploration program and we may not be able to achieve revenues.

Risks Associated with this Offering

13. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

14. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which imposes additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares you purchase from us.

15. Financial Industry Regulatory Authority (FINRA) sales practice requirements may also limit your ability to buy and sell our stock, which could depress our share price.

FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares, depressing our share price.

16. We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in our shares.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our shares will need to come through appreciation of our stock’s price.

17. As our business assets and our director and officer are located in Canada; you may be limited in your ability to enforce US civil actions against our assets or our director and officer. You may not be able to receive compensation for damages to the value of your investment caused by wrongful actions by our director.

Our business assets are located in Canada and our director and officer is a resident of Canada. Consequently, it may be difficult for US investors to effect service of process within the US upon our assets or our directors or officers, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under U.S. Federal Securities Laws. A judgment of a U.S. court predicated solely upon such civil liabilities may not be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained did not have jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of our assets or our directors and officers predicated solely upon such civil liabilities. You may not be able to recover damages as compensation for a decline in your investment.

18. Because our CEO will control more than 50% of the outstanding shares before and after this offering, he will retain control of us and will be able to decide who will serve as directors and You may not be able to remove him as our director or officer which could prevent us from becoming profitable.

David Harapiak, our President, Chief Executive Officer, and sole director, solely or jointly controls 10,000,000 common shares, which is approximately 60% of our issued and outstanding common shares. Even after the offering, if all 3,350,000 shares under his control being registered in this Prospectus are sold, he will own 6,650,000 shares, which would be approximately 40% of our issued and outstanding common shares. Because our CEO will continue to control more than 40% of our issued common stock after the offering, he will have significant influence over the election of directors and control of our operations. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, he could cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. He may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If our CEO fails to act in our best interests or fail to adequately manage us, you may have difficulty in removing him as an officer or director, which could prevent us from becoming profitable.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

Determination of Offering Price

The selling shareholders may sell at a price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.05 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  prices of shares we have issued in the past, including the 6,750,000 shares that were issued on July 31, 2007 in exchange for cash at a price of $0.005 per share;
  our capital structure; and
  the background of our management.

The $0.05 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings and is not indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared of our business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. Spartan Securities has agreed to make an application on our behalf. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

The number of shares that may actually be sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell either all or any portion of the shares offered, or to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.05 per share depending on privately negotiated factors such as a shareholder's own cash requirements.

Dilution

All 10,100,000 shares of the common stock to be sold by the selling shareholders are currently issued and outstanding. Accordingly, they will not cause dilution to our existing shareholders.

Sales by Selling Shareholders

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;
  in privately negotiated transactions;
  through the writing of options of the common stock;
  in short sales; or
  combining any of the above methods of distribution.

The sales price to the public may be:

  offered at the set price of $0.05 per share until a market develops;
  the market price prevailing at the time of sale;
  a price related to such prevailing market price; or
  such other price as the selling shareholders determine.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;
  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and
  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Selling Shareholders

The 33 selling shareholders are offering shares of common stock already issued which they obtained as part of the following shares issuances:

  On July 1, 2007 we issued 10,000,000 shares of our common stock to our founder member, Chief Executive Officer and Chief Financial Officer, David Harapiak, at $0.005 per share, in exchange for cash proceeds of $50,000.
  On July 31, 2007 we issued an aggregate of 6,750,000 of our common shares to 32 shareholders at $0.005 per share in exchange for cash proceeds of $33,750.

All of the stock issuances described above were exempt from registration under Regulation S of the Securities Act.

Of the above described issuances, 10,100,000 common shares are being registered in this Prospectus. The selling shareholders will sell at an initial price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Of the shares that are being registered in this Prospectus, 3,350,000 shares are controlled by our director and officer, David Harapiak.

The following table provides, as of October 31, 2007, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered by each;
  the total number of shares that will be owned by each upon completion of the offering, assuming all shares are sold that are being registered; and
  the percentage owned by each.
			Maximum
	Shares		Number of		Percentage
	Owned Prior		Shares	Beneficial	Owned upon
Name of Selling	to this		Being	Ownership	Completion of
Shareholder	Offering (1)	Percent	Offered	After Offering	the Offering

Denise Blake	200,000	1%	200,000	0	0

Wes Bowerman	100,000	(2)	100,000	0	0

Paul Brlic	300,000	2%	300,000	0	0

John Castillo (3)	180,000	1%	180,000	0	0

Kathlene Castillo (3)	220,000	1%	220,000	0	0

Darren Convery	180,000	1%	180,000	0	0

Jen Cooney	200,000	1%	200,000	0	0

Mary Anne Eserjose	160,000	(2)	160,000	0	0

Karen Flood	150,000	(2)	150,000	0	0

Daryl Harapiak (4)	260,000	2%	260,000	0	0

David Harapiak (4)(5)	10,000,000	60%	3,350,000	6,650,000	40%

Frances Harapiak (4)	350,000	2%	350,000	0	0

Lara Harapiak (4)	300,000	2%	300,000	0	0

Agustin Ibanez	200,000	1%	200,000	0	0

Maury Laurino	300,000	2%	300,000	0	0

Robert Letourneau	120,000	(2)	120,000	0	0

Rene Lizee	150,000	(2)	150,000	0	0

Sherry Madden	220,000	1%	220,000	0	0

Dan Manojlovic	120,000	(2)	120,000	0	0

Preseton Marks	200,000	1%	200,000	0	0

Sandra McKellar	200,000	1%	200,000	0	0

Shawn Miller	240,000	1%	240,000	0	0

Leonard Morizawa	200,000	1%	200,000	0	0

Ellie Newman	240,000	1%	240,000	0	0

Deanna Nuesslein	300,000	2%	300,000	0	0

Anne Orlikow (6)	240,000	1%	240,000	0	0

David Orlikow (6)	180,000	1%	180,000	0	0

John Orlikow (6)	150,000	(2)	150,000	0	0

Carolyn Potoczek	240,000	1%	240,000	0	0

Patrick Rasmussen	200,000	1%	200,000	0	0

Stefan Sawchuck	150,000	(2)	150,000	0	0

William Stockhaus	300,000	2%	300,000	0	0

Peter Thiel	200,000	1%	200,000	0	0

TOTAL			10,100,000

(1)	The number and percentage of shares beneficially owned is determined in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus.

(2)	Less than 1%

(3)	John Castillo and Kathlene Castillo are directly related.

(4)	Daryl, David, Frances and Lara Harapiak are all directly related.

(5)	David Harapiak is our sole director and Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and principal accounting officer.

(6)	Anne, David and John Orlikow are all directly related.

The percentages are based on the 16,750,000 shares of common stock outstanding on October 31, 2007 and assume that the selling stockholders sell all shares they are registering.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates. None of the selling shareholders are FINRA registered broker-dealers or affiliates of FINRA registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or our property.

Directors, Executive Officers, Promoters, and Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Presently there is only one director.

Our current director and officer is:

Name	Age	Position
David Harapiak	43	Director, Chief Executive Officer, Chief Financial Officer,
		President, Secretary, Treasurer, Principal Accounting Officer

David Harapiak will serve as our director until our next annual shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

David Harapiak, Director, Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, Principal Accounting Officer

On June 27, 2007, Mr. David Harapiak was appointed President, Secretary, Treasurer and Director of our company. On September 15, 2007, he was appointed the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. Mr. Harapiak obtained a Diploma in Accounting and Finance at Seneca College, Toronto (1986). He has over 20 years of business management and sales experience, in addition to accounting knowledge gained with T. Eaton Co. and Whirlpool Canada. His 12 year tenure with Whirlpool Canada provided him with extensive knowledge of the appliance industry, including accounting and financial management aspects as well as marketing and sales aspects of the business.

Mr. Harapiak has been with Pacific Wholesale Appliances (PWA - a division of Coinamatic Group Corp.) since 2002. His current role is that of Sales Manager, which involves overseeing the company’s entire Western Canada sales department located in offices in Winnipeg, Regina, Calgary, Edmonton, Kelowna and Vancouver.

Other than as disclosed above, our directors currently do not serve on the boards of other public companies.

Family Relationships

There are no family relationships among our officers or directors.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not presently need an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as our director and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefit of having a financial expert on the Audit Committee.

Code of Ethics

We have presently not adopted a code of ethics due to the fact that we are in the early stage of our operations and have only recently acquired our mineral properties.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of October 12, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of October 31, 2007, there were 16,750,000 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
	Name and Address of	Nature of
Title of Class	Beneficial Owner	Beneficial	Percent of
		Ownership	Class

Common	David Harapiak (1)	10,000,000	60%
	9457 215A Street
	Langley, BC V1M 2A5

	All Officers and Directors as a Group	10,000,000	60%

(1) David Harapiak is a director and our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer

Changes in Control

There are currently no arrangements which would result in a change in our control.

Description of Securities

Common Stock

As of October 10, 2007 there were 16,750,000 common shares issued and outstanding.

Our authorized capital stock consists of 75,000,000 common shares with $0.001 par value. We do not have a class of preferred stock. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by the Board of Directors. Upon our liquidation or dissolution, whether voluntary or involuntary, all shares of the common stock are entitled to share equally in our assets available for distribution to stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. As at October 31, 2007 no dividends have been declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

Stock Transfer Agent

Island Stock Transfer is our stock transfer agent.

Shares Eligible for Future Sale

The 10,100,000 common shares for sale in this Prospectus will be freely tradable without restrictions under the Securities Act. A total of 3,350,000 common shares are being registered by our officer and director, David Harapiak.

The 6,650,000 outstanding restricted securities held by our director and officer, David Harapiak, that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144 (see below).

In general, under Rule 144, as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common sock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliate, who has held their restricted shares for two years, may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale.

Non-affiliates, who have held their restricted shares for two years, may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding any sale. Therefore, since David Harapiak is an affiliate and has held his stock for less than one year, the shares he owns which are not being registered pursuant to this or another registration statement are restricted and their sale will be subject to the limitations imposed by Rule 144.

Sales may only be made under Rule 144 where there is available adequate current public information with respect to the issuer of the securities in accordance with Rule 144(c)(1). Rule 144(c)(1) deems such information to be available if either the issuer has securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or has been subject to the reporting requirements of Section 13 of that Act for a period of at least 90 days immediately preceding the sale of the securities and has filed all the reports required to be filed thereunder during the 12 months preceding such sale (or for such shorter period that the issuer was required to file such reports).

When the shares become eligible to be sold pursuant to Rule 144 and if we are able to obtain approval for our shares to be quoted on the OTC Bulletin Board, then sales of large amounts of shares that may be sold in the future could have a significant depressive effect on the market value of our shares. This would therefore reduce new investors' ability to sell their shares into the market and negatively impact their ability to receive either a return on their investment or the amount invested.

There are no other outstanding restricted securities that are not being registered in this Prospectus.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest in us, either directly or indirectly. Additionally, no such expert or counsel was connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements as of July 31, 2007 are included in this Prospectus in reliance upon Manning Elliott LLP, Chartered Accountants, as experts in auditing and accounting.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

Overview

We are incorporated in the State of Nevada as of June 27, 2007. We are a new and unestablished mineral exploration and development company with a focus on uranium. Our long term aim is to identify and either purchase or option mineral interests in various uranium prospects with a view to exploring them, and if a commercially viable ore body is found, extracting uranium from the same and generating a profit either alone or by forming joint ventures with other companies who have greater resources than our own.

Our geographic focus is North America. Currently, our sole mining asset is a mineral claim commonly known as the Spreckley Lake property (Claim Group S-108989) located in the Athabasca Basin in Northern Saskatchewan, Canada. The property covers an area of 614 hectares.

We have only recently begun our current operations and we have not yet earned any revenues and have had operational losses to date, as well as an accumulated shareholder deficit. From our inception on June 27, 2007 until July 31, 2007 we have incurred a loss of $17,791. We have total liabilities and stockholders’ equity of $34,000 as at July 31, 2007.

We have not yet begun exploration of our sole property and there is no assurance that our mining claim contains a commercially viable ore body. We plan to undertake further exploration of our property and anticipate that we will require additional financing in order to do so. We do not have sufficient financing to undertake full exploration of our mineral claim at present. There is no assurance that we will be able to obtain the necessary financing, and if we are unable to obtain the necessary financing you may be at risk of losing your entire investment.

There is no assurance that a commercially viable mineral deposit exists on our mineral property. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of any of our property is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on our mineral property.

Mineral Property and Plan of Operations

Spreckley Lake Uranium Property

On July 27, 2007 we entered into an asset purchase agreement (the “Agreement”) with Savvoy Exploration, Inc (“Savvoy”) wherein we purchased from Savvoy all mineral rights and interests in a uranium prospect bearing the Government of Saskatchewan Claim Group S-108989 known as the Spreckley Lake property. The property is comprised of approximately 614 hectares of land located in the Athabasca Basin, Northern Saskatchewan, Canada and is located within an area which has become known as the Charlebois Lake Uranium Area.

The property does not have any proved uranium reserves. We will be required to extensively explore the current leases and our claim in order to determine if any uranium in commercially viable quantities is present. We acquired the mineral claim to the property from Savvoy for $16,000 on July 27, 2007 and all appropriate documents reflecting the transfer were filed with the Government of Saskatchewan.

Under the Agreement, we also received, from the closing date of the Agreement until legal title to the claim was transferred to us, any profits and advantages arising from the property and the agreement of Savvoy not to allow the property to be encumbered or charged during that time period. In exchange, we were required to pay all costs and expenses incurred respecting the property during that period, and were required to indemnify Savvoy against all claims, demands, payments of money, causes of actions, suits or judgments arising in connection with the property. We now own legal title.

We are required to pay annual fees to the Government of Saskatchewan of approximately $12 per hectare per year which is approximately $7,368.

The Spreckley Lake property is situated in the Athabasca Basin in Northern Saskatchewan. The Athabasca Basin is considered one of the most favorable places in the world for exploring and mining uranium, and the largest uranium mines in the world have been discovered within the Athabasca Basin (source: The Alberta Energy and Utilities Board -http://www.ags.gov.ab.ca/activities/minerals/uranium/uranium.html). We intend to explore for uranium at the property. If we discover that the property holds potential for other minerals for which our management believes exploration is warranted, then we will include exploration for those minerals in our plan of operations.

Exploration Program

Our plan of operations is to carry out exploration of the Spreckley Lake property. Additionally we plan to acquire other selective early stage uranium properties in the United States or Canada. We intend to primarily explore for uranium, but if we discover that our mineral property holds potential for other minerals that our management determines are worth exploring further, then we will explore for those other minerals. Our specific exploration plan for our mineral property, together with information regarding the location and access, history of operations, present condition and geology of property, is presented in the section of this Prospectus entitled “Description of Property.” We have not yet commenced our exploration program and when we do its completion may not result in a determination that our property contains commercially exploitable quantities of mineralization.

Our exploration program will be directed by our management. We will engage geologists as consultants to oversee our exploration activities and other contractors to carry out our exploration program. We have not yet retained any geologist consultants or other necessary contractors. We plan to engage project geologists, geochemical sampling crews and drilling companies as contractors, depending on the specific exploration program of the property. Our budget for the exploration program is set forth in the section of this Prospectus entitled “Description of Property.” We plan to solicit bids from drilling companies prior to selecting a drilling company to complete a drilling program. We anticipate paying normal industry rates for core drilling.

We plan to complete our exploration program within the periods specified in the section of this Prospectus entitled “Description of Property.” Key factors that could delay completion of our exploration program beyond the projected timeframes include the following:

(a)	poor availability of drill rigs due to high demand;

(b)	adverse weather; and

(c)	our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;

(b)	increased costs for contract geologists and geochemical sampling crews due to increased demand in the areas of our mining interests; and

(c)	increased drill rig and crew rental costs due to high demand in the areas of our mining interests.

Our Board of Directors will make determinations regarding whether to proceed with additional exploration of our mineral property, based on the results of the preliminary exploration that we plan to undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

We plan to continue exploration of our mineral claim as long as the results of the geological exploration that we complete continue to indicate further exploration of our mineral claim is warranted and we are able to obtain the additional financing necessary to enable us to continue exploration. If our exploration activities result in an indication that our mineral property contains a potentially commercially exploitable quantity of uranium or other precious metal, then we would attempt to complete feasibility studies on the property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claim would be commercially feasible even if our initial exploration program shows evidence of mineralization.

If we determine not to proceed with further exploration of the Spreckley Lake property due to results from geological exploration that indicate further exploration is not recommended, or due to our lack of financing, we intend to pursue and acquire additional interests in new mineral resource properties in the US or Canada. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct mineral exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

Competition

We are a new and unestablished mineral exploration company. We compete with other mineral resource exploration companies, both junior and senior, for limited financing and for the acquisition of limited new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Our competitive strengths include the personal relationships of our officers and their operational expertise in managing the risks associated with mineral exploration. We believe these strengths will assist us with the acquisition and exploration of new mineral claims in the future.

Government Regulations

Under Canadian mining law there are several regulations in place that restrict and regulate mineral property development and exploration. In particular, the Saskatchewan uranium industry is heavily regulated. The laws include but are not limited to, requirement of work permits, the posting of bonds and the performance of remediation work for any physical disturbance to the land. In addition, all mine sites are governed by very strict regulations pertaining to any emissions on the site and are subject to strict air quality standards.

If the legal and regulatory environment pertaining to mineral exploration changes this could affect our costs of doing business. These new laws, coupled with existing ones, may increase our cost of doing business with the result that our financial condition and operating results may be harmed.

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in Saskatchewan specifically, on an ongoing basis.

The Saskatchewan Mining Association has an Environmental Protection Policy that mandates optimum safeguards for the protection of the environment and encourages ongoing dialogue to develop best practices.

All mines are now required to provide financial assurance so that in the event that a mine may get abandoned in the future the funding is in place to reclaim the site. Before a license is even given to operate, mines are required to submit plans showing how the site will be reclaimed once mining ceases. These plans go through a thorough public review process before a decommissioning license is granted. This review may take several months. If we undertake mining operations on the property, we will be responsible for sustaining the cost of any reclamation and remediation costs needed if commercial extraction does commence.

During the initial phases of our exploration program there will not be any significant disturbances to the land surface and hence, no government approval is required.

As we do not know the extent of the exploration program that we will be undertaking, we can not estimate the cost of the remediation and reclamation that will be required. Hence, it is impossible at this time to assess the impact of any capital expenditures on earnings or our competitive position in the event that a potentially economic deposit is discovered.

If we are successful in identifying a commercially viable ore body and we are able to enter into commercial production, due to the increased environmental impact, the cost of complying with permit and environmental laws will be greater than in the previous phases. At this stage, permits and regulations will regulate much of our production program to limit environmental impact. Some examples of regulatory requirements that may be encountered include but are not limited to:

  preparation of an impact report on the local flora and fauna;
  monitoring of any discharged water to ensure it meets water standards;
  monitoring of ground water to ensure no/minimal contamination;
  testing of all material to be left on the surface to ensure it is environmentally benign; and
  evaluation of the socio-economic impact, and if deemed negative, remediation.

Before we can commence the production phase we would need to submit an application to commence mining operations with the Saskatchewan Environment and Resource Management office. This application would then be reviewed by a project committee. This committee will ultimately advise the government as to whether our application should be approved or rejected. This process may involve steps such as consulting public and other interested parties for comments or the request of additional information from us. The length of time and cost of this process is dependant upon the size of the proposed mining operation, among other factors.

We are obligated to pay annual fees to the Government of Saskatchewan of approximately $12 per hectare per year, which amounts to approximately $7,368 per year.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration program are summarized under the section of this Prospectus entitled “Description of Property.”

Employees and Consultants

As of October 31, 2007, we have no full time or part time employees. David Harapiak, our director, Chief Executive Officer and Chief Financial Officer, works part time as an independent contractor and works in the areas of business development and management. Mr. Harapiak currently spends 20 hours per week providing services to our company, which represents approximately 40% of his working hours. We currently engage independent contractors in the areas of accounting, geologist services and legal services. We plan to engage independent contractors in the areas of consulting, marketing, accounting, bookkeeping and other services.

Intellectual Property

We do not own any intellectual property.

Description of Property

Our principal executive offices are located 9457 215A Street, Langley, British Columbia V1M 2A5. The offices are provided at no cost by David Harapiak, our Chief Executive Officer and Chief Financial Officer.

Our mineral property is described below.

Spreckley Lake Property (Claim S-108989), Athabasca Basin, Saskatchewan

We have only recently acquired the Spreckley Lake property and are in the initial stages of exploration and as such our description of this property may be limited.

1. Location and Access

This claim is situated in the Charlebois Lake Uranium Area, Athabasca Basin, Northern Saskatchewan, Canada. We have acquired Claim group S-108989 which is shown on the map below.

30

The map below shows the Saskatchewan Mineral Deposit Index numbers that comprise Claim group S-108989 (SMDI #1751, SMDI #1752, and SMDI #1753).

31

The map below shows that the claim group that we have acquired comprises an area of approximately 614 hectares and was originally staked on April 4, 2006.

32

2. Ownership Interest

On July 27, 2007 we entered into an agreement with Savvoy Exploration, Inc. to purchase all of Savvoy’s beneficial interest in mineral claim group S-108989 located in the Athabasca Basin, Saskatchewan, known as the Spreckley Lake property. The property covers an area of 614 hectares, as registered with the Government of Saskatchewan on June 1, 2006.

Pursuant to the terms of the Agreement, we have acquired all of the legal and beneficial interest in the mining rights and to the Spreckley Lake property for a fair market value purchase price of $16,000. Our mineral rights include the rights to explore, mine and produce all minerals lying beneath the surface of the property. We do not own surface rights.

3. History of Operations

Uranium in the Athabasca Basin

According to the Alberta Energy and Utilities Board, the largest uranium mines in the world are located in the Athabasca Basin in northern Saskatchewan. Uranium is a vast and usually cost-competitive source of nuclear energy. The primary use of nuclear energy is to generate electricity. More than 16% of the world's electricity is generated from uranium. About 8 kilograms of U-235 (a uranium isotope) generate the same electrical power as 20 million kilograms of coal.

More than 1.4 billion pounds of uranium have been discovered in 18 deposits in the Athabasca Basin region since 1968. The larger deposits are associated with veins and disseminations of uraninite spatially associated with a regional unconformity between overlying Athabasca Group sedimentary rocks and underlying metamorphic rock basement. Deposits are also spatially and genetically associated with graphitic conductive zones within the metamorphic basement. These zones mark favourable environments for the location of uranium mineralization at or near the regional unconformity.

The more recently discovered Athabasca Basin uranium deposits were blindly located at depths of up to 600 meters through the use of airborne electromagnetic geophysics. This technique can identify favourable conductive graphitic zones within the metamorphic basement beneath sedimentary rock cover. Initial airborne geophysical surveys were followed by ground geophysics to pinpoint the location of conductive zones and drilling to test the regional unconformity.

We are not aware of any past exploration activities in the Spreckley Lake property.

4. Present condition of the property and current state of exploration

We have not yet commenced exploration of the Spreckley Lake property. We intend to use a phased exploration approach by which the results of each phase will determine the nature and level of activities for the next.

As a result of the large surface area of the claim, our initial plan of exploration is to carry out early stage geophysics, mapping, sampling and drill programs on the claim to bring it to a level of knowledge where it can be joint-ventured or sufficient funding can be raised to complete feasibility studies.

In particular, over the next 12 months beginning November 2007, we intend to carry out the following actions with respect to the Spreckley Lake property:

Description of Phase of	Description of Exploration Work Required
Exploration

First Phase	·	Carry out airborne geophysical surveys over a substantial portion of the land holdings. The purpose will be to identify favourable conductive graphitic horizons in the metamorphic basement. It is believed that by using the current generation of airborne
electromagnetic equipment (e.g. Megatem), conductive zones can be identified in deeper parts of the basin where no strong
conductors were located before. Conductive zones identified by air will be further defined by ground geophysics. This in turn may lead to drilling to test the target unconformity.

	·	Complete drilling of approximately 5 new holes to confirm prior exploration results and delineate ore body.

	·	Conduct ground scintillation survey to identify new drilling targets.

	·	Undertake a scoping study to assess feasibility of putting the
Spreckley Lake property into production.

	·	Continue to seek out old reports and drill data to enhance the value of the existing property.

Second Phase	·	If results from the first phase of drilling are good, we will continue with a second and more intensive drilling phase, which will include drilling to test for mineralization at depth.

	·	Stake out new claims.

	·	Conduct survey and drilling evaluation of newly acquired claims.

The anticipated timetable and estimated budget for completion for each stage of exploration are as follows:

Stage of Exploration	Anticipated Timetable for Completion	Estimated Cost of Completion

First Phase	Spring 2008	$100,000

Second Phase	Fall 2008	$400,000

TOTAL		$500,000 (1)

(1) All costs and timings are estimates only, and these may change dramatically depending on unforeseen circumstances arising at each stage of the exploration program.

More information on our Plan of Exploration is contained under the heading "Description of Business" and under the sub heading "Plan of Operations" elsewhere in this Prospectus.

5. Geology

The Athabasca Basin consists primarily of Pelitic Gneiss and Felsic Gneisses. However, the north-west portion of our claim is situated on a bed of calc-silicate rock, with politic Gneiss and Felsic Gneisses comprising the rest of the rock formations underlying the claim site (see the map below).

Management’s Discussion and Analysis or Plan of Operation

The following discussion should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussions of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source for cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Prospectus.

Plan of Operations

Our plan of operation for the next twelve months (beginning November 2007) is to continue with the exploration of the Spreckley Lake property. Additionally we will continue to look to acquire other selective early stage properties. Our planned geological exploration program is described in detail above under the section entitled “Description of Property”.

Our planned exploration expenditures for the next twelve months (beginning November 2007) on the property, together with amounts we expect to spend on other acquisitions costs and administrative costs are summarized as follows:

Description of Expense	Amount

Exploration of the Spreckley Lake property	$500,000

Annual maintenance charges on the Spreckley Lake	$7,368
property

Obtaining interests in other mining rights	$25,000

General and Administrative Expenses	$100,000

Offering Expenses (including legal, accounting and auditing	$50,000
fees)

Total	$682,368

The general and administrative expenses for the year will consist of consulting fees and professional fees for the audit and legal work relating to our regulatory filings throughout the year, transfer agent fees, investor relations and general office expenses.

As at July 31, 2007, we had $34,000 cash in the bank. Based on our planned expenditures, we require a minimum of $682,368 to proceed with our plan of operations over the next twelve months (beginning November 2007). We anticipate that we will require additional financing in order to pursue our exploration program beyond its preliminary stage for the Spreckley Lake property. If we achieve less than the full amount of financing that we require, we will scale back our exploration program on the property and will proceed with a scaled back exploration plan based on our available financial resources.

For at least the 30 months following the date of this Prospectus, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing from third parties will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration program. In the absence of such financing, we will not be able to continue exploration of our mineral claim. Even if we are successful in obtaining equity financing to fund our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claim following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon the property and our plan of operations.

Our exploration plans will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, available capital, and the price of uranium and other mineral resources. Further, the extent of the exploration program we undertake will be dependent upon the amount of financing available to us.

Results of Operations

Our results of operations are presented below:

Period from
June 27, 2007
(Date of Inception)
to July 31,
2007
$
Revenue	–

Expenses
General and administrative	1,791
Impairment of mineral property costs	16,000

Total Operating Expenses	17,791

Net Loss	(17,791)

Net Loss Per Share – Basic and Diluted	–

Lack of Revenues

Since our inception on June 27, 2007 to July 31, 2007, we have not earned any revenue. As of July 31, 2007, our total liabilities and stockholders’ equity was $34,000. At this time, our ability to generate revenue continues to be uncertain. The auditor's report on our July 31, 2007 financial statements contains an additional explanatory paragraph which identifies issues that raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Expenses

From June 27, 2007 (date of inception) to July 31, 2007, our total expenses were $17,791. We are a newly established company and have no financial results from other periods to compare our July 31, 2007 results to. Our expenses consist of impairment of mineral property costs of $16,000 and general and administrative expenses of $1,791.

The impairment of mineral property costs resulted from our purchase, on July 27, 2007, of the Spreckley Lake for consideration of $16,000. The cost of the mineral property was initially capitalized. As at July 31, 2007, we recognized an impairment loss of $16,000, as it has not yet been determined whether there are proven or probable reserves on our property.

Our general and administrative expenses included the following: filing fees, donated management services and rent.

Net Loss

As at July 31, 2007 we incurred a net loss of $17,791. The loss was primarily due to our mineral property costs as described above and the general and administrative costs associated with a new company that has not yet earned any revenues. We expect to continue to incur losses over the next two years.

Liquidity and Capital Resources

As at July 31, 2007 we had cash of $34,000 and a working capital surplus of $33,459. As at July 31, 2007 our total assets were $34,000 which consisted of cash in the bank, whereas our total current liabilities were $541 which consisted of a loan from the Chief Executive Officer and Chief Financial Officer of the Company, David Harapiak, which is non-interest bearing, unsecured, and due on demand.

Our net loss of $17,791 from June 27, 2007 (date of inception) to July 31, 2007 was funded by a combination of our equity and debt financing including a non-interest bearing, unsecured loan of $541 from our Chief Executive Officer and Chief Financial Officer which is due on demand.

For the year ended July 31, 2007 we used net cash of $16,000 in investing activities which consisted of our acquisition of the mineral claim in the Athabasca Basin. We received net cash of $50,000 from financing activities, which consisted of the proceeds from the issuance of common stock.

We anticipate that we will incur substantial losses over at least the next 30 months. We estimate that we will purchase another option to acquire 100% interest in a property, and start exploration project on Claim S-108989 over the next 12 months. We estimate we will require $500,000 to explore and develop our mineral property, $7,368 to maintain our property in good standing with the Province of Saskatchewan and $25,000 to obtain rights to other mineral properties in the United States and, or Canada. In addition, we need approximately $100,000 for our general and administrative expenses and $50,000 in offering expenses. Our total cash requirements over the next 12 months are approximately $682,368.

We plan to raise capital through private placements, a direct offering or loans. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, or delay or cancel planned activities.

Private Placements

As at July 31, 2007 we had $34,000 cash in our bank accounts. Since June 27, 2007 (inception) until October 31, 2007 we have raised approximately $83,750 in capital through private placements to various investors that were exempt from registration pursuant to Regulation S of the Securities Act, as follows:

Date of Issuance	Number of Common	Price per Share	Net Proceeds
	Shares Sold

July 1, 2007	10,000,000 (1)	$0.005	$ 50,000

July 31, 2007	6,750,000	$0.005	$33,750 (2)

Total			$83,750

(1)	Sold to our director and officer, David Harapiak.

(2)	This amount was deposited into our bank accounts in August 2007 and thus is recorded as share subscriptions receivable as of July 31, 2007.

We expect to require approximately an additional $649,584 in financing to continue our planned operations for the next 12 months, from November 2007, less any cash that we have in the bank at the time.

If we are unable to achieve the necessary additional financing, then we plan to reduce the amounts that we spend on our exploration activities and administrative expenses in order to be within the amount of capital resources that are available to us. Specifically, we anticipate that we would defer drilling programs pending our obtaining additional financing. Given our plan to scale back our operations if we do not achieve additional financing, we anticipate that our current cash and working capital will be sufficient to enable us to sustain our operations and our interests in our mineral property for the next twelve months.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report to our July 31, 2007 financial statements that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We will require additional financing in order to proceed with the exploration of the Spreckley Lake property and any other mineral properties we decide to explore. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Mineral Properties

Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. We assess the carrying costs for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When we have determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property can be capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Market for Common Equity and Related Stockholder Matters Market Information

Our common stock is not traded on any exchange. We plan to seek listing on the OTC Bulletin Board. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. Spartan Securities has agreed to submit an application on our behalf for quotation on the OTC Bulletin Board. Even though we have located a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of October 31, 2007, there were 33 holders of record of our common stock.

Executive Compensation

Our Executive Officer and director, David Harapiak, has never received any compensation for his services to the Company as a director or an officer, however in our July 31, 2007 financial statements, Mr. Harapiak’s donated services are recorded and valued at $1,000 per month.

Options and Equity Grants in the Last Fiscal Year

We granted no options, shares or plan based awards to our Named Executive Officer in the last fiscal year.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Termination of Employment and Change of Control Arrangement

There is no compensatory plan or arrangement with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with us, or from a change in our control.

Certain Transactions and Related Parties

All transactions that we have entered into with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of our average total assets at year-end are listed below, or stated above in the section entitled “Executive Compensation”.

On July 1, 2007 we issued 10,000,000 shares at $0.005 per share to David Harapiak, our Chief Executive Officer, Chief Financial Officer and sole director, for proceeds of $50,000.

On July 31, 2007 we issued 260,000 shares at $0.005 per share to Daryl Harapiak, for proceeds of $1,300. Daryl Harapiak is directly related to our Chief Executive Officer and Chief Financial Officer, David Harapiak.

On July 31, 2007 we issued 300,000 shares at $0.005 per share to Lara Harapiak, for proceeds of $1,500. Lara Harapiak is directly related to our Chief Executive Officer and Chief Financial Officer, David Harapiak.

On July 31, 2007 we issued 350,000 shares at $0.005 per share to Frances Harapiak, for proceeds of $1,750. Frances Harapiak is directly related to our Chief Executive Officer and Chief Financial Officer, David Harapiak.

Financial Statements

Our fiscal year end is July 31. We will provide audited financial statements to our stockholders on an annual basis. Our audited financial statements as of July 31, 2007 follow, beginning at page F-1.

Heavy Metal, Inc.
(An Exploration Stage Company)
July 31, 2007
Index

Report of Independent Registered Public Accounting Firm	F–1
Balance Sheet	F–2
Statement of Operations	F–3
Statement of Stockholders’ Equity	F–4
Statement of Cash Flows	F–5
Notes to the Financial Statements	F–6 – F-9

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Heavy Metal, Inc. (An Exploration Stage Company)

We have audited the accompanying balance sheet of Heavy Metal, Inc. (An Exploration Stage Company) as of July 31, 2007 and the related statements of operations, stockholders’ equity and cash flows for the period from June 27, 2007 (Date of Inception) to July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Heavy Metal, Inc. (An Exploration Stage Company), as of July 31, 2007, and the results of its operations and its cash flows for the period from June 27, 2007 (Date of Inception) to July 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue, has an accumulated loss since inception and will need additional equity financing to begin realizing its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS Vancouver, Canada

September 21, 2007

F-1

Heavy Metal, Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in U.S. dollars)

July 31,
2007
ASSETS	$
Current Assets
Cash	34,000

Total Current Assets	34,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Due to related party (Note 4(a))	541

Total Current Liabilities	541

Going Concern (Note 1)
Stockholders’ Equity
Common stock
Authorized: 75,000,000 shares, par value $0.001
Issued and outstanding: 16,750,000 shares	16,750
Additional paid-in capital	67,000
Share subscriptions receivable	(33,750)
Donated capital (Note 4(b))	1,250
Deficit accumulated during the exploration stage	(17,791)

Total Stockholders’ Equity	33,459

Total Liabilities and Stockholders’ Equity	34,000

(The accompanying notes are an integral part of these financial statements)

F–2

Heavy Metal, Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in U.S. dollars)

Period from
June 27, 2007
(Date of Inception)
to July 31,
2007
$

Revenue	–

Expenses

General and administrative (Note 4(b))	1,791
Impairment of mineral property costs (Note 3)	16,000

Total Operating Expenses	17,791

Net Loss	(17,791)

Net Loss Per Share – Basic and Diluted	–

Weighted Average Shares Outstanding	9,022,000

(The accompanying notes are an integral part of these financial statements)

F–3

Heavy Metal, Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
For the period from June 27, 2007 (Date of Inception) to July 31, 2007
(expressed in U.S. dollars)

						Deficit
						Accumulated
			Additional	Share		During the
	Common Stock		Paid-in	Subscriptions Donated Development

	Shares	Amount	Capital	Receivable	Capital	Stage	Total
	#	$	$	$	$	$	$

Balance, June 27, 2007 (Date of
Inception)	–	–	–	–	–	–	–

Common stock issued for cash
at $0.005 per share on July 1,
2007	10,000,000	10,000	40,000	–	–	–	50,000

Common stock issued for cash
at $0.005 per share on July
30, 2007	6,750,000	6,750	27,000	(33,750)	–	–	–

Donated services and rent	–	–	–	–	1,250	–	1,250

Net loss for the period	–	–	–	–	–	(17,791)	(17,791)

Balance - July 31, 2007	16,750,000	16,750	67,000	(33,750)	1,250	(17,791)	33,459

(The accompanying notes are an integral part of these financial statements)

F–4

Heavy Metal, Inc
(An Exploration Stage Company)
Statement of Cash Flows
(expressed in U.S. dollars)

Period from
June 27, 2007
(Date of Inception)
to July 31,
2007
$

Operating Activities
Net loss for the period	(17,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and rent	1,250
Impairment of mineral property costs	16,000
Change in operating assets and liabilities:
Due to related party	541

Net Cash Used In Operating Activities	-

Investing Activities
Acquisition of mineral property	(16,000)

Net Cash Used in Investing Activities	(16,000)

Financing Activities
Proceeds from issuance of common stock	50,000

Net Cash Provided by Financing Activities	50,000

Net Increase in Cash	34,000
Cash, Beginning of Period	–

Cash, End of Period	34,000

Supplemental Disclosures
Interest paid	–
Income taxes paid	–

(The accompanying notes are an integral part of these financial statements)

F–5

Heavy Metal, Inc (An Exploration Stage Company) Notes to the Financial Statements (expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

Heavy Metal, Inc. (the “Company”) was incorporated in the state of Nevada on June 27, 2007. On July 27, 2007, the Company acquired a mineral claim for the purpose of exploring for economic deposits of uranium in the Athabasca Basin, Saskatchewan, Canada. The Company has been in the exploration stage since its formation and has not commenced business operations.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. As at July 31, 2007, the Company has an accumulated deficit of $17,791. The Company is in the exploration stage of its mineral property development and to date has not yet established any proven mineral reserves on its existing property. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company intends to fund operations through equity financing arrangements which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ending July 31, 2008.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year end is July 31.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the recoverability of long-lived assets, donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Financial Instruments

The fair values of financial instruments which include cash and amount due to related party were estimated to approximate their carrying values due to the immediate or relatively short maturity of these instruments.

The Company’s operations are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates. Management has determined that the Company is not exposed to significant credit risk.

F-6

Heavy Metal, Inc (An Exploration Stage Company) Notes to the Financial Statements (expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	e)	Mineral Properties

The Company has been in the exploration stage since its inception on June 27, 2007, and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets”. The Company assesses the carrying costs for impairment under SFAS No. 144, “Accounting for Impairment or Disposal of Long Lived Assets” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the shares-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	f)	Asset Retirement Obligations

The Company follows the provisions of SFAS No. 143, "Accounting for Asset Retirement Obligations," which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment or other disposal of long-lived tangible assets arising from the acquisition, construction or development and for normal operations of such assets.

	g)	Long-lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the Company tests long- lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

	h)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in Canadian dollars and management has adopted SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	i)	Loss per Share

The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" (“SFAS No. 128”). SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if- converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

F–7

Heavy Metal, Inc (An Exploration Stage Company) Notes to the Financial Statements (expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	j)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

	k)	Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company's future reported financial position or results of operations.

3.	Mineral Property

On July 27, 2007, the Company purchased a mineral claim comprised of 614 hectares located in the Athabasca Basin, Saskatchewan, Canada for consideration of $16,000. The cost of the mineral property was initially capitalized. As at July 31, 2007, the Company recognized an impairment loss of $16,000, as it has not yet been determined whether there are proven or probable reserves on the property.

4.	Related Party Transactions

	a)	As at July 31, 2007, the Company was indebted to the President of the Company in the amount of $541, which is non-interest bearing, unsecured, and due on demand.

	b)	The President of the Company provided management services and office premises to the Company at no charge. These donated services are valued at $1,000 per month and donated office premises are valued at $250 per month. During the period ended July 31, 2007, $1,000 in donated services and $250 in donated rent were charged to operations and recorded as donated capital.

5.	Common Stock

	a)	On July 1, 2007, the Company issued 10,000,000 shares of common stock at $0.005 per share for proceeds of $50,000.

	b)	On July 30, 2007, the Company issued 6,750,000 shares of common stock at $0.005 per share for share subscriptions receivable of $33,750, of which $33,000 was received subsequent to July 31, 2007. See Note 7.

F–8

Heavy Metal, Inc (An Exploration Stage Company) Notes to the Financial Statements (expressed in U.S. dollars)

6.	Income Taxes

The Company has incurred a net operating loss of $541 which expires in 2027.

The income tax benefit differs from the amount computed by applying the federal income tax rate of 35% to net loss before income taxes for the period ended July 31, 2007 as a result of the following:

2007
$
Income tax benefit computed at the statutory rate	6,227
Permanent differences	(438)
Valuation allowance	(5,789)

Provision for income taxes	–

Significant components of the Company’s deferred tax assets and liabilities as at July 31, 2007, after applying enacted corporate income tax rates, are as follows:

2007
$
Deferred income tax assets
Mineral property costs	5,600
Net operating loss carried forward	189

Total deferred income tax assets	5,789
Valuation allowance	(5,789)

Net deferred income tax asset	–

7.	Subsequent Event

On August 23, 2007, the Company received proceeds of $33,000 for share subscriptions issued prior to July 31, 2007.

F–9

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Since inception, we have had no changes in or disagreements with our auditors.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of ours is insured or indemnified in any manner against any liability which he may incur in his capacity as such is pursuant to Nevada Revised Statutes, Chapter 78. The general effect of the foregoing is to allow indemnification of a control person, officer or director from liability, which would make us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$ 20
Legal fees and expenses	15,000
Accounting fees and expenses	10,000
Miscellaneous	80

Total	$ 25,100

Recent Sales of Unregistered Securities

Since inception on January 20, 2006 until October 31, 2007, we have completed the following sales of unregistered securities.

  On July 1, 2007, we issued an aggregate of 10,000,000 shares of common stock to our founder, director, Chief Executive Officer and Chief Financial Officer, David Harapiak.
  The shares were issued at $0.005 per share for proceeds of $50,000.
  On July 31, 2007, we issued an aggregate of 6,750,000 shares of our common stock to 33 shareholders, at $0.005 per share for proceeds of $33,750.

Shares issued to any U.S. residents were exempt from registration pursuant to Rule 4(2) of the Securities Act. All of the other stock issuances described above were exempt from registration under Regulation S of the Securities Act. Where the purchasers of the shares in the issuances described above are not named, they are all non U.S. residents, unless otherwise noted.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits Exhibit Number	Exhibit Description

3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on June 27, 2007

3.2	Bylaws

4.1	Instrument Defining the Right of Holders - Form of Share Certificate

5.1	Legal Opinion & Consent of Penny Green, Bacchus Corporate and Securities Law

10.1	Mineral Claim Purchase Agreement (Claim S-108989)

23.1	Consent of Manning Elliott LLP, Independent Registered Public Accounting Firm

Undertakings Heavy Metal hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.	to determine liability under the Securities Act by treating each post-effective amendment as a new Prospectus of the securities offered, and by treating the offering of the securities at that time as the initial bona fide offering;

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

4.	for determining liability of Heavy Metal under the Securities Act to any purchaser in the initial distribution of the securities, Heavy Metal undertakes that in a primary offering of securities of Heavy Metal pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Heavy Metal will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	any preliminary prospectus or prospectus of Heavy Metal relating to the offering required to be filed pursuant to Rule 424;

	(ii)	any free writing prospectus relating to the offering prepared by or on behalf of Heavy Metal or used or referred to by Heavy Metal;

	(iii)	the portion of any other free writing prospectus relating to the offering containing material information about Heavy Metal or its securities provided by or on behalf of Heavy Metal; and

	(iv)	any other communication that is an offer in the offering made by Heavy Metal to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Heavy Metal, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver on the 7th day of November, 2007.

HEAVY METAL, INC. By: /s/ David Harapiak David Harapiak Director, Chief Executive Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ David Harapiak	Director, President, Chief Executive Officer, Chief	November 7, 2007
David Harapiak	Financial Officer, Treasuer and Secretary